Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 February 2, 2011

Barclays Bank PLC Trigger Return Optimization Securities Linked to iShares® MSCI

Emerging Markets Index Fund due February 28, 2013

Investment Description

Trigger Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of shares of the iShares® MSCI Emerging Markets Index Fund (the “Underlying Equity”). If the Underlying Return is positive, the Issuer will repay your principal amount at maturity plus pay a return equal to the Multiplier of 1.5 times the Underlying Return, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 26% and 33%. If the Underlying Return is zero or negative and the closing price of the Underlying Equity on the Final Valuation Date is equal to or greater than the Trigger Price (75% of the Initial Price), the Issuer will repay your principal amount at maturity. However, if the closing price of the Underlying Equity on the Final Valuation Date is less than the Trigger Price, the Issuer will repay less than the full principal amount, if anything, resulting in a loss that is proportionate to the negative Underlying Return. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of your principal. The contingent repayment of principal applies only at maturity. Any payment on the Securities, including any contingent repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Enhanced Growth Potential: At maturity, the Securities enhance any positive returns of the Underlying Equity, up to the Maximum Gain. If the Underlying Return is negative, investors may be exposed to the full decline in the Underlying Equity at maturity.

❑

Contingent Repayment of Principal at Maturity: If the Underlying Return is zero or negative and the Final Price is equal to or greater than the Trigger Price, the Issuer will repay the principal amount at maturity. However, if the Final Price is less than the Trigger Price, meaning the Underlying Return is less than -25%, the Issuer will repay less than the full principal amount, if anything, resulting in a loss to investors that is proportionate to the negative Underlying Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates1

Trade Date:	February 23, 2011
Settlement Date:	February 28, 2011
Final Valuation Date[2]:	February 22, 2013
Maturity Date[2]:	February 28, 2013

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Return Optimization Securities linked to the performance of shares of the iShares® MSCI Emerging Markets Index Fund. The return on the Securities is subject to, and will not exceed, the predetermined Maximum Gain or the corresponding maximum payment at maturity per $10.00 Security. The Initial Price, Maximum Gain and maximum payment at maturity for the Securities will be set on the Trade Date. The Securities are offered at a minimum investment of $1,000, or 100 Securities, at $10 per Security and integral multiples of $10 in excess thereof.

Underlying Equity	Initial Price	Maximum Gain	Maximum Payment at Maturity per $10 Security	Trigger Price	CUSIP	ISIN
iShares® MSCI Emerging Markets Index Fund (“EEM”)	$•	26.00% to 33.00%	$12.60 to $13.30	75% of the Initial Price	06740P544	US06740P5448

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.20	$9.80
Total	$•	$•	$•

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Return Optimization Securities linked to iShares® MSCI Emerging Markets Index Fund that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment, and you are willing to make an investment that may have the same downside market risk as an investment in the Underlying Equity.

♦

You believe the Underlying Equity will appreciate over the term of the Securities and that any such appreciation is unlikely to exceed the Maximum Gain of between 26% and 33% (the actual Maximum Gain will be determined on the Trade Date).

♦

You understand and accept that your potential return is limited to the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the indicated range specified on the cover hereof (the actual Maximum Gain will be determined on the Trade Date).

♦	You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Underlying Equity and the component stocks of the Underlying Equity.

♦	You are willing and able to hold the Securities to maturity, a term of 2 years, and accept that there may be little or no secondary market for the Securities.

♦

You are comfortable with the creditworthiness of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You cannot tolerate the loss of some or all of your initial investment and are not willing to make an investment that may have the same downside market risk as an investment in the Underlying Equity.

♦

You believe that the price of the Underlying Equity will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date, or you believe the Underlying Equity will appreciate over the term of the Securities by more than the Maximum Gain.

♦	You seek an investment that has unlimited return potential without a cap on appreciation.

♦	You seek current income from this investment, or you would prefer to receive any dividends paid on the Underlying Equity or the component stocks of the Underlying Equity.

♦	You are unable or unwilling to hold the Securities to maturity, a term of 2 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

FWP-2

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-8 of this free writing prospectus as well as the “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

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Indicative Terms1

Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Security
Term:	2 years
Reference Asset:[2]	The Securities are linked to the performance of shares of the iShares® MSCI Emerging Markets Index Fund (the “Underlying Equity”).
Payment at Maturity (per $10.00)

• If the Underlying Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Underlying Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × the lesser of (a) Underlying Return × Multiplier and (b) the Maximum Gain]

• If the Underlying Return is zero or negative and the Final Price is equal to or greater than the Trigger Price, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.

• If the Underlying Return is negative and the Final Price is less than the Trigger Price, meaning the Underlying Return is less than -25%, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the depreciation of the Underlying Equity over the term of the Securities. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 x Underlying Return]

If the Underlying Equity closes below the Trigger Price on the Final Valuation Date, your principal is fully exposed to any decline in the Underlying Equity and you will lose some or all of your investment at maturity.

Multiplier	1.5
Maximum Gain	26.00% to 33.00% (the actual Maximum Gain will be determined on the Trade Date)
Underlying Return:	Final Price – Initial Price Initial Price
Initial Price:	The closing price of the Underlying Equity on the Trade Date.
Final Price:	The closing price of the Underlying Equity on the Final Valuation Date.
Trigger Price[3]	75% of the Initial Price

Investment Timeline

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

For a description of adjustments that may affect the reference asset, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

[3]

Any payment on the Securities, including any contingent repayment of principal, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due and is not, either directly or indirectly, an obligation of any third party.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Hypothetical Return Table and Examples at Maturity

The examples and table below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of Securities, with the assumptions set forth below. The actual Initial Price, Trigger Price, and Maximum Gain will be determined on the Trade Date. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	2 years

Initial Price:	$46.56

Trigger Price:	$34.92 (75% of the Initial Price)

Maximum Gain:	29.50% (the midpoint of the range of 26% to 33%)

Multiplier:	1.5

Final Price	Underlying Return*	Payment at Maturity	Total Return on the Securities at Maturity
$93.12	100.00%	$12.95	29.50%
$88.46	90.00%	$12.95	29.50%
$83.81	80.00%	$12.95	29.50%
$79.15	70.00%	$12.95	29.50%
$74.50	60.00%	$12.95	29.50%
$69.84	50.00%	$12.95	29.50%
$67.51	45.00%	$12.95	29.50%
$65.18	40.00%	$12.95	29.50%
$60.53	30.00%	$12.95	29.50%
$55.72	19.67%	$12.95	29.50%
$51.22	10.00%	$11.50	15.00%
$46.56	0.00%	$10.00	0.00%
$41.90	-10.00%	$10.00	0.00%
$37.25	-20.00%	$10.00	0.00%
$34.92	-25.00%	$10.00	0.00%
$32.59	-30.00%	$ 7.00	-30.00%
$27.94	-40.00%	$ 6.00	-40.00%
$23.28	-50.00%	$ 5.00	-50.00%
$18.62	-60.00%	$ 4.00	-60.00%
$13.97	-70.00%	$ 3.00	-70.00%
$ 9.31	-80.00%	$ 2.00	-80.00%
$ 4.66	-90.00%	$ 1.00	-90.00%
$ 0.00	-100.00%	0.00	-100.00%

*The	Underlying Return excludes any cash dividend payments.

Example 1—The closing price of the Underlying Equity increases from the Initial Price of $46.56 to the Final Price of $51.22, resulting in an Underlying Return of 10.00%. Because the Underlying Return of 10.00% multiplied by 1.5 is less than the Maximum Gain of 29.50%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Underlying Return × Multiplier]

$10 + ($10 x 10.00% x 1.5) = $10 + $1.50 = $11.50

The payment at maturity of $11.50 per $10 principal amount Security represents a total return on the Securities of 15.00%.

Example 2—The closing price of the Underlying Equity increases from the Initial Price of $46.56 to the Final Price of $69.84, resulting in an Underlying Return of 50.00%. Because the Underlying Return of 50.00% multiplied by 1.5 is greater than the Maximum Gain of 29.50%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 x Maximum Gain]

$10+ ($10 x 29.50%) = $10 + $2.95 = $12.95

The payment at maturity of $12.95 per $10 principal amount Security, which is the maximum payment on the Securities, represents a total return on the Securities equal to the Maximum Gain of 29.50%.

Example 3 – The closing price of the Underlying Equity decreases from the Initial Price of $46.56 to the Final Price of $41.90, resulting in an Underlying Return of -10.00%. Because the Underlying Return is negative, but the Final Price of $41.90 is greater than the Trigger Price of $34.92, the Issuer will repay the principal amount of the Securities at maturity.

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The payment at maturity of $10.00 per $10 principal amount Security represents zero return on the Securities.

Example 4—The closing price of the Underlying Equity decreases from the Initial Price of $46.56 to the Final Price is $27.94, resulting in an Underlying Return of -40.00%. Because the Underlying Return is negative and the Final Price of $27.94 is less than the Trigger Price of $34.92, the investor is fully exposed to the depreciation of the Underlying Equity. The Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 x Underlying Return]

$10.00 + ($10.00 x -40.00%) = $6.00

The payment at maturity of $6.00 per $10 principal amount Security represents a loss on the Securities equal to the Underlying Return of -40.00%.

If the Underlying Equity closes below the Trigger Price on the Final Valuation Date, at maturity the Issuer will pay less than the full principal amount, if anything, resulting in a loss to investors that is proportionate to the full depreciation of the Underlying Equity from the Trade Date to the Final Valuation Date.

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What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described below. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Underlying Equity. Subject to the discussion of Section 1260 below, if your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Securities could be treated as a “constructive ownership transaction” with respect to the Underlying Equity that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Securities that is attributable to the appreciation of the shares of the Underlying Equity over the term of the Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of each Underlying Equity referenced by your Securities on the date that you purchased the Securities and sold those shares on the date of the sale or maturity of the Securities (the “Excess Gain Amount”). Because the maturity payment under the Securities will only reflect the appreciation or depreciation in the value of the shares of the Underlying Equity and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Underlying Equity, we believe that it is more likely than not that the Excess Gain Amount will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that, with respect to each Underlying Equity, the number of Underlying Equity shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Securities by the Underlying Equity share price on the date you acquired your Securities, as opposed to making such determination based on the actual number of Underlying Equity shares that, after taking into account the Multiplier, are effectively referenced in determining the actual return on your Securities. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Securities.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect.

For a further discussion of the tax treatment of your Securities as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

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Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Equity. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦

You Risk Losing Some or All of Your Principal —The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Final Price is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Final Price is below the Trigger Price, meaning the Underlying Return is less than -25%, the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of your initial investment that is proportionate to the depreciation of the Underlying Equity from the Trade Date to the Final Valuation Date. Accordingly, if the Final Price has declined by more than 25% from the Initial Price over the term of the Securities, you risk losing 100% of your principal.

Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity—Barclays Bank PLC will pay you at least the principal amount of your Securities under the certain limited circumstances described in this free writing prospectus only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying Equity is above the Trigger Price. You should be willing to hold your Securities to maturity. Contingent repayment of principal at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

♦

The Multiplier Applies Only if You Hold the Securities to Maturity—You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Underlying Equity’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain from the Issuer only if you hold your Securities to maturity.

♦

Your Maximum Return on the Securities Is Limited to the Maximum Gain—If the Final Price is greater than the Initial Price, for each $10 principal amount of Securities, the Issuer will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Underlying Equity, which may be significant. We refer to this percentage as the Maximum Gain, which will be set on the Trade Date and will not be less than 26.00%. Therefore, you will not benefit from any positive Underlying Return in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain, and your return on the Securities may be less than the return on a direct investment in the Underlying Equity.

♦

Owning the Securities is Not the Same as Owning the Underlying Equity—The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity or the component stocks of the Underlying Equity. As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of Underlying Equity may have.

♦

No Interest Payments—The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Equity from the Trade Date to the Final Valuation Date.

♦

Credit of Issuer—The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity—While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.20 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Limited Liquidity—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

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Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

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Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Equity.

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Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates in the shares of the Underlying Equity or in futures, options, or other derivative products on the shares of the Underlying Equity may adversely affect the prices of the Underlying Equity and, therefore, the market value of the Securities.

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Certain Features of Exchange-Traded Funds Will Impact the Value of the Securities—The performance of the Underlying Equity does not fully replicate the performance of the MSCI Emerging Markets IndexSM (the “Underlying Index”), and the Underlying Equity may hold securities not included in the Underlying Index. The value of the Underlying Equity to which your Securities are linked is subject to:

•	Management risk. This is the risk that the investment strategy for the Underlying Equity, the implementation of which is subject to a number of constraints, may not produce the intended results.

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Derivatives risk. The Underlying Equity may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying Equity’s losses, and, as a consequence, the losses of your Securities, may be greater than if the Underlying Equity invested only in conventional securities.

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The Underlying Equity May Underperform the Underlying Index—The performance of the Underlying Equity may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the Underlying Equity will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Underlying Equity may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying Equity, differences in trading hours between the Underlying Equity and the Underlying Index or due to other circumstances. Because the payment due at maturity of your Securities is linked to the performance of the Underlying Equity and not the Underlying Index, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Index.

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Exposure to Fluctuations in Foreign Exchange Rates—The value of the Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the Underlying Equity are denominated. Therefore, if the applicable currencies depreciate relative to the U.S. dollar over the term of the Securities, you may lose money even if the local currency value of the component stocks of the Underlying Equity goes up.

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Risks Associated with Emerging Markets—An investment in the Securities linked to the Underlying Equity will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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Non-U.S. Securities Markets Risks—The stocks included in the Underlying Equity are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Underlying Equity, which may have an adverse effect on the Securities. Also, the public availability of information concerning the issuers of stocks included in the Underlying Equity will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Underlying Equity may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

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The Payment at Maturity on Your Securities is Not Based on the Price of the Underlying Equity at Any Time Other than the Final Valuation Date—The Final Price of the Underlying Equity and the Underlying Return will be based solely on the closing price of the Underlying Equity on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of the Underlying Equity drops precipitously on the Final Valuation Date, the payment at maturity on your Securities, if any, that the Issuer pays you for your Securities may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the Underlying Equity at a time prior to such drop. Although the price of the Underlying Equity on the maturity date or at other times during the life of your Securities may be higher than the closing price on the Final Valuation Date, you will not benefit from the price of the Underlying Equity at any time other than the Final Valuation Date.

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Many Economic and Market Factors Will Affect the Value of the Securities—In addition to the price of the Underlying Equity on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying Equity, the Underlying Index and the component stocks of the Underlying Index;

•	the time to maturity of the Securities;

•	the market prices and dividend rates underlying the Underlying Equity and the component stocks of the Underlying Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the Underlying Equity are denominated;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Information about the Underlying Equity

Included in the following pages is a brief description of the Underlying Equity. This information has been obtained from publicly available sources. We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Act of 1933, as amended, which is commonly referred to as the “Securities Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information filed by the issuer of the Underlying Equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Equity can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

iShares ® MSCI Emerging Markets Index Fund

We have derived all information contained in this free writing prospectus regarding the iShares® MSCI Emerging Markets Index Fund (“EEM”), including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the iShares® MSCI Emerging Markets Index Fund dated January 1, 2011 issued by iShares, Inc. (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust and BlackRock Fund Advisors, the investment adviser to EEM. EEM is an exchange-traded fund. Shares of EEM are listed and trade at market prices on the NYSE Arca, Inc. EEM seeks investment results that correspond generally to the price and yield performance of the MSCI Emerging Markets IndexSM (the “Underlying Index”).

EEM generally invests at least 90% of assets in the securities of its Underlying Index and in depositary receipts representing securities in its Underlying Index. The Underlying Index is designed to measure equity market performance in the global emerging markets. As of September 30, 2010, the Underlying Index consisted of the following 21 emerging market indexes: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of September 30, 2010, the Underlying Index’s three largest sectors were financials, energy and materials.

Information provided to or filed with the SEC by EEM can be located by reference to SEC file number 033-97598 and 811-09102.

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Historical Information for the iShares® MSCI Emerging Markets Index Fund

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the daily closing price from August 27, 2003 through January 25, 2011. The closing price of the iShares® MSCI Emerging Markets Index Fund on January 25, 2011 was $46.56.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The graph set forth above shows the historical performance of the Underlying Equity based on the daily closing price of the Underlying Equity. We obtained the Underlying Equity closing prices above from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of the Underlying Equity is not an indication of future performance. Future performance of the Underlying Equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying Equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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